Exhibit 99(n)(2)

Report of Independent Registered Public Accounting Firm on Supplemental Information
To the Shareholders and Board of Trustees of Guggenheim Credit Income Fund
We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of Guggenheim Credit Income Fund and its subsidiary (the “Master Fund”), including the consolidated schedules of investments, as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in net assets and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”) included in this Pre-effective Amendment No. 1 to the Registration Statement (Form N-2 No. 333-237828) (the “Registration Statement”). The accompanying information on page 82 of the Registration Statement under the caption Senior Securities Table for each of the two years in the period ended December 31, 2019 has been subjected to audit procedures performed in conjunction with our audits of Master Fund’s consolidated financial statements. The Master Fund’s consolidated financial statements as of and for the years ended December 31, 2017, 2016 and 2015, including the related senior securities information, was audited by other auditors whose report dated March 12, 2018 expressed an unqualified opinion. Such information included in Senior Securities Table is the responsibility of the Master Fund’s management.
Our audit procedures included determining whether the information included in the Senior Securities Table reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with Section 18 of the Investment Company Act of 1940. In our opinion, the information is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.
/s/ Ernst & Young LLP
New York, NY
March 13, 2020

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of Guggenheim Credit Income Fund

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities, including the consolidated schedules of investments, as of December 31, 2017, 2016 and 2015, and the related consolidated statements of operations, of changes in net assets and of cash flows for the years then ended (not presented herein, other than the statements of operations, of changes in net assets and of cash flows for the year ended December 31, 2017 and our report thereon dated March 12, 2018), and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the senior securities table of Guggenheim Credit Income Fund and its subsidiary as of December 31, 2017, 2016 and 2015 appearing on page 82 of this registration statement on Form N-2, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

New York, New York
March 12, 2018